UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report:  September 16, 2011

EL PASO CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	1-14365	76-0568816
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

El Paso Building
1001 Louisiana Street
Houston, Texas 77002

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (713) 420-2600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

    On September 8, 2011, Ruby Pipeline, L.L.C. ("Ruby"), an indirect partially owned subsidiary of El Paso Corporation, achieved the "Completion Date" for the Ruby pipeline in accordance with its Credit Agreement dated as of May 3, 2010 by and among Ruby, Societe General, as Administrative Agent, and the Lenders and other entities party thereto (the "Credit Agreement").  The Ruby pipeline was placed into service on July 28, 2011.

    Under the terms of the Credit Agreement, upon achievement of the Completion Date, the construction loans under the Credit Agreement were converted to term loans having a maturity date of June 30, 2017.  Additionally, upon the Completion Date, El Paso Corporation was released from certain guarantees issued in connection with the Credit Agreement relating to certain construction risks for the Ruby Pipeline, including certain potential litigation or regulatory risks relating to such construction. With the release of these guarantees, Ruby's obligations under the Credit Agreement are now non-recourse to El Paso.

    In addition to the achievement of the Completion Date under the Credit Agreement, on September 16, 2011, the "Project Completion Closing" occurred under El Paso's arrangements with funds managed by Global Infrastructure Management, L.L.C. ("GIP") with respect to Ruby.  As a result of the Project Completion Closing, GIP exchanged its preferred equity interest in a holding company of Cheyenne Plains Gas Pipeline Company, L.L.C. ("Cheyenne Holdco") for an additional preferred equity interest in Ruby Pipeline Holding Company, L.L.C. ("Ruby Holdco"), the indirect parent of Ruby; and GIP will no longer have the right to require El Paso to repay GIP's investments in Ruby Holdco and Cheyenne Holdco.

    GIP's interest in Ruby Holdco now consists of a 100% preferred equity interest, and El Paso owns a 100% common equity interest, with GIP and El Paso sharing equal control.  GIP's preferred equity interest will convert automatically into a common equity interest upon the satisfaction of certain conditions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EL PASO CORPORATION

By:	/s/ John R. Sult
John R. Sult
Executive Vice President and Chief Financial Officer (Principal Financial Officer)

Dated: September 20, 2011.